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                             Articles of Association

                      of LION bioscience Aktiengesellschaft

                    in the version following the resolutions
                   of the annual general shareholders' meeting
                            held on August 7th, 2003

                                    Article 1
           Company Name, Registered Place of Business and Fiscal Year

1)   The business name of the company shall be LION bioscience
     Aktiengesellschaft.

2)   The company's registered place of business shall be Heidelberg.

3) The fiscal year commences on April 1/st/ and ends on March 31/st/ of the following calendar year.

                                    Article 2
                            Objectives of the company

1) Objectives of the company are the analysis and interpretation of genetic information and functions in the field of biotechnology as well as their application.

2) Objectives of the company are also the development, production, marketing and sales, and implementation as well as the trade in information technology products, systems and processes in the field of biotechnology as well as the delivery of services in this field; in addition to consulting services in the field of biotechnology of the life sciences as well as scientific information and documentation.

3) The company is authorized to enter into all transactions and take all necessary and appropriate actions to directly or indirectly advance these objectives. For this purpose the company may establish branches within or outside of Germany, form, acquire, invest in with or assume management of companies of the same or related nature, or limit itself to the management of its investment in these companies. The company may completely or partially transfer its operations to affiliated companies.

                                    Article 3
                                     Notices

The company shall publish its notices in the "elektronischer Bundesanzeiger", unless the law requires otherwise.

                                    Article 4
             Size and Division of Share Capital, Share Certificates

1) The share capital of the company is (Euro)19,870,175.00. The share capital is divided into 19,870,175 ordinary bearer shares (no par value shares).

2) The form of the stock certificate is determined by the Management Board with the consent of the Supervisory Board. This also applies to debt securities and interest-bearing and renewable coupons as well as for dividend coupons and the renewals thereof.

3) Shareholders have no right to certificates evidencing each of their shares except as required by regulations of a stock exchange to which the shares have been admitted for trading. Stock certificates evidencing multiple shares may be issued.

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4)   The Management Board is authorized, with the approval of the Supervisory
     Board, to increase the share capital until July 1, 2007 through the successive or one-time issuance of new bearer shares in return for cash or contributions in kind, up to a total of euro 9,935,087.00 (authorized capital) at the maximum. The Management Board is authorized with the approval of the Supervisory Board to exclude the preferential right:

     -  for maximum amounts

     - in the event the capital increase results from one or more contributions in kind, in particular in connection with company mergers or the acquisition of companies or ownership interests in companies

     - in the event of a capital increase in return for a cash contribution, provided that the capital increase resulting from the issuance of the new shares, with respect to which the preferential right has been excluded, does not exceed a nominal amount of (Euro) 1,900,000 and 10% of the existing share capital at the time of issuance of the new shares and the issuing price is not significantly less, within the meaning of Articles 203 Paragraph 1 and 2, 186 Paragraph 3 Sentence 4 AktG (Stock Corporation Law), than the share price quoted on any stock exchange on which our company's shares of the same classes and rights are traded at the time of determination of the final issuing price by the management board.

     The management board, with the consent of the supervisory board, is authorized to define the further details to pursue a capital increase from authorized capital.

                                    Article 5
                                  Bearer Shares

The shares shall be bearer shares.

                                    Article 6
                  Management Board; Composition and Management

1) The Management Board shall consist of one or more persons. The number of the members of the Management Board shall be determined by the Supervisory Board.

2) The Management Board is responsible for managing the business of the company in accordance with applicable law, the Articles of Association and its rules of procedure, if any, as well as the plan of allocation of responsibilities. Rules of procedure and a plan of allocation of responsibilities of the Management Board may be issued by the Supervisory Board.

3) Resolutions shall be passed by a simple majority of present members of the Management Board, unless a greater voting majority is prescribed by law. If the Management Board is composed of two members, a quorum at a meeting of the Management Board exists when both members are present. If the Management Board is composed of more than two members, a quorum at a meeting of the Management Board exists when two thirds of the members of the Management Board are present. If the Management Board is composed of two members, the the chairman shall have the power to cast the deciding vote in case of a tie. Resolutions may also be passed by circular (written, telegraph, facsimile, or by telephone).

                                    Article 7
                                 Representation

1) The company shall be represented by two members of the Management Board or through a combination of a member of the Management Board and a person holding a special power of attorney.

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     The Supervisory Board may authorize members of the Management Board to represent the company alone, and to waive the prohibition against entering into a business transaction with himself or herself as representative of a third party as representative of the company.

2) The Supervisory Board shall provide in the rules of procedure of the Management Board or by resolution that its approval is required for specific business transactions.


                                    Article 8
                Supervisory Board; Composition and Term in Office

1)   The Supervisory Board shall consist of of three persons.

2) Unless the general meeting of the shareholders determines a shorter term of office when electing a single member or the entire Supervisory Board, the members of the Supervisory Board shall be elected for a maximum term which ends at the conclusion of the general shareholders' meeting which votes on approving the actions of the Supervisory Board members in the fourth fiscal year after commencement of office. The fiscal year in which the board member commences his or her term in office shall not be included in the calculation of his or her term of office. Any successor members elected to replace a Supervisory Board member whose term in office ended prematurely shall only be elected for the remainder of that term.

3) Each member of the Supervisory Board may resign from office for important cause without any notice period. If no important cause exists he or she may resign by giving three months prior notice. Resignation from office shall take the form of a written declaration delivered to the Management Board with notification to the chairman of the Supervisory Board.

                                    Article 9
 Supervisory Board; Chairperson; Convening; Adoption of Resolutions; Amendments
                         to the Articles of Association

1) The Supervisory Board shall elect a chairperson and a deputy chairperson among its members at their first meeting after its election. The chairperson and deputy chairperson hold their positions throughout the term of their Supervisory Board membership. The deputy chairperson shall have the rights and duties of the chairperson of the Supervisory Board if the chairperson is prevented from exercising the rights and performing the duties of his office. Should the Supervisory Board membership of the chairperson or the deputy chairperson terminate prematurely, the Supervisory Board shall immediately elect a successor for the remaining term of office.

2) The Supervisory Board should convene at least twice in each half of the calendar year. A meeting of the Supervisory Board shall be called by the chairperson, or by the deputy chairperson if the chairperson is not able to do so, in oral, telephonic or written form or by facsimile or telegraph.

(3) A quorum exists if at least three members of the Supervisory Board vote on a resolution. An abstention shall be deemed a vote for purpose of determining whether a quorum exists. Absent members may vote on a resolution if another member of the Supervisory Board presents the absent member's votes in writing to the Supervisory Board. The Supervisory Board shall pass resolutions with a majority of votes present, unless the law or these Articles of Association require otherwise. In the case a vote on a resolution results in a tie, each member of the Supervisory Board has the right to demand a new vote. In case of another tie, the chairperson has two votes. Section 3, sentence 2 of this Article 9 shall be applicable to the second vote as well.

(4) As a general rule, resolutions of the Supervisory Board shall be passed at a meeting. The chairperson determines the items on the agenda and the method of voting. The Supervisory Board may set forth in its rules of procedure that any resolutions by the Supervisory Board and its committees may be passed in writing, by telegram, telephone, facsimile, telex, or similar means, including in particular by way of video conference.

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(5)  Minutes of the meetings of the Supervisory Board shall be prepared and signed by the chairperson. In case of resolutions passed outside of a meeting, the minutes shall be signed by the chairperson of the Supervisory Board and immediately distributed to all members.

(6) The chairperson is authorized to deliver in the name of the Supervisory Board the declarations necessary for the execution of resolutions and to receive declarations addressed to the Supervisory Board.

(7) The Supervisory Board is entitled to make changes to the provisions of Articles of Association pertaining only to the Supervisory Board.


                                   Article 10
                         Supervisory Board; Compensation

1) Each member of the Supervisory Board shall receive a fixed compensation in the total amount of euro 25,000 for each full fiscal year during which he or she serves as a member of the Supervisory Board. The chairman shall receive three times this amount. The deputy chairman shall receive an additional euro 5,000.00 to his or her fixed compensation. In addition, the members of the supervisory board shall receive variable compensation in the amount of 10% of the basic fixed compensation pursuant to sentences 1 to 3 for the first fiscal year during which a positive return on equity has been achieved. In the following years the variable remuneration shall be a proportionate share of the basic fixed compensation that is equal to the proportionate return on equity (percentage) based upon the annual financial statements. Each supervisory board member acting as chairman of a committee that meets at least twice a year shall receive additional compensation in the amount of euro 10,000.00. . The compensation shall be reduced proportionally if a member of the Supervisory Board has served for only a portion of a fiscal year.The compensation shall be payable after approval of the annual financial statements.

2) The company shall reimburse the members of the Supervisory Board in cash for their expenses. Payment of turnover tax shall be reimbursed by the company, if members of the Supervisory Board are entitled to bill the company separately for such turnover tax payments and have exercised this right.

                                   Article 11
            General Shareholders' Meetings; Place and Notice; Voting

1) The general meeting of the shareholders shall take place within the first eight months after the end of a fiscal year. The agenda of the general meeting shall in particular include the following items:

         a) Presentation and explanation of the annual financial statements, management report, report of the Supervisory Board and proposal of the Management Board for the appropriation of annual earnings;

         b) If required, passage of resolution for approval of the annual financial statements;

         c) Passage of resolution concerning the appropriation of annual earnings;

         d) Passage of resolution concerning approval of actions of the Management and Supervisory Boards;

         e)   If required, election of members of the Supervisory Board;

         f) If required, the election of the independent auditors of the company for auditing the financial statements.

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2)   An extraordinary general shareholder's meeting shall be called if passage of a resolution is required by law or by the Articles of Association or if calling a general meeting is necessary for the welfare of the of the company. Further, an extraordinary meeting of the shareholders shall be called if shareholders, who alone or together hold at least 20% of the total share capital, demand such a meeting in a written statement, stating the reasons for and the purposes of such a meeting.

3) The general meeting of the shareholders shall be called by the Management Board. The legal right of other persons to call a meeting of the shareholders shall not be disturbed. The general shareholders' meeting takes place at the company's registered place of business, another location in the Rhein-Neckar region or at the location of another German stock exchange. The invitation to the general meeting shall be noticed through publication in the "elektronischer Bundesanzeiger" unless the law requires otherwise.

4) A general meeting of the shareholders may be held without observance of the formal requirements for calling the meeting under the law or the Articles of Association, if all shareholders are present or represented and no shareholder opposes the resolutions.

5) Each shareholder is entitled to participate in a general shareholder's meeting and exercise his or her voting rights attached to the shares that have been deposited with the company or the other depositories specified in the invitation or with depository banks authorized to accept shares or a notary public during customary business hours and left there until conclusion of the meeting.

6) Deposit of shares shall also be deemed valid, if the shares are held in custody by other banks in blocked accounts with the approval of the depositary and left there until the conclusion of the general meeting or if the shares have already been deposited with the company or have been taken into custody in block accounts by the company and left there until the end of the general meeting.

7) The deposit shall be made by no later than the 7th day before the day of the General Shareholders' Meeting. If such day falls on a Saturday, Sunday, or national holiday at the place of deposit, the deposit may take place on the next following business day, whereby Saturdays shall not count as business days.

8) If the shares are deposited with a notary, the notary's deposit certification shall be submitted to the company in its original form or in the form of a certified copy no later than one business day, excluding Saturdays, following the end of the time period for depositing shares.

9) If share certificates have not been issues, the invitation to the general meeting shall specify under which conditions the shareholders may participate in the general meeting and may exercise their voting rights.

10) Each share is entitled to one vote. If the shares have not been fully paid-in, the voting right shall become effective as soon as the minimum subscription payment under the law for the shares has been made.

11) The voting right may be exercised by an authorized representative. With respect to such authorization, written form shall be sufficient. If so specified in the invitation to the general shareholders' meeting, such declaration of authorization may also be submitted to the Company by facsimile or in electronic form.

12) Resolutions of the shareholders shall be passed by simple majority of votes cast, unless required otherwise by law or otherwise instructed, and, unless the majority vote of all shares is required under law, a resolution shall to be passed by simple majority of shares represented at the meeting.

13) Elections shall be made by simple majority. If a simple majority is not reached in the first vote, a second vote shall take place among the two candidates that had achieved the highest number of votes in the first vote. The candidate with the highest number of votes shall win this second vote and the chairperson of the general meeting shall have the tie breaking vote in case of a tie.

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14)  The General Shareholders' Meeting shall be chaired by the chairman of the
     Supervisory Board or, in the event that he is prevented from attending, by its deputy chairman. In the event that both the chairman and the deputy chairman of the Supervisory Board are prevented from attending, the general shareholders' meeting shall elect a chairman. Such chairman shall chair the discussions and shall determine the order of the items on the agenda as well as the nature and form of the vote.

15) The Chairman may allow the partial or complete video and audio recording and broadcasting of the general shareholders' meeting; however he is under no obligation to do so. A broadcast may be transmitted to the public without restrictions.

16) Members of the Supervisory Board having their residence outside of Germany or staying abroad for important reasons may participate in the annual general meeting via video and audio transmission.

                                   Article 12
                 Annual Financial Statements; Management Report

1) The Management Board shall prepare the annual financial statements on a consolidated and unconsolidated basis within the first three months of the fiscal year and well as a management report for the company on a consolidated and unconsolidated basis for the past fiscal year and provide them to the Supervisory Board and the independent auditors. At the same time, the Management Board shall present the proposal for the appropriation of annual earnings, that it intends to present to the general shareholders meeting, to the Supervisory Board.

2) The Supervisory Board shall review the annual financial statements and management reports of the Management Board and the proposal for the appropriation of annual earnings and the results of this review shall be reported in writing to the general shareholders meeting. The Supervisory Board shall also comment on the results of the audit of the annual financial statements by the independent auditors. The Supervisory Board shall submit its report to the Management Board within one month after receiving the submissions from the Management Board and the report of the independent auditor of the results of its audit of the annual financial statements. Article 171, paragraph 3, section 2 of the Stock Corporation Act shall remain in effect. If the Supervisory Board approves the annual financial statements upon its review, the annual financial statements shall be deemed accepted unless the Supervisory Board and the Management Board determine to delegate acceptance of the annual financial statements to the general meeting. If the Supervisory Board does not approve the annual financial statements, acceptance of the annual financial statements shall be voted on by the general shareholders' meeting.

                                   Article 13
                                    Reserves

1) If the Management Board and the Supervisory Board approve the annual financial statements, they may allocate up to one half of the annual earnings to other earnings reserves. Amounts that are required to be allocated to legally required reserves and loss carry forwards shall have already been deducted from the annual earnings.

2) If the general shareholders' meeting approve the annual financial statements, one fifth of the annual earnings shall always be allocated to other earnings reserves unless other reserves exceed one half of the share capital or the other earnings reserves exceed one half of the share capital after such allocation. Amounts that are required to be allocated to legally required reserves and any loss carry forwards shall have already been deducted from the annual earnings.

                                   Article 14
                        Appropriation of Annual Earnings

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The general meeting of the shareholders shall decide the means of appropriation of the company's annual earnings as determined in the annual financial statements as approved.

                                   Article 15
                              Preliminary expenses

The company shall bear all court, formation, auditors, notaries, as well as legal and tax consulting costs as well as notification and publication costs in connection with its formation, up to a maximum of DM 50,000 plus turnover tax.

End of the Articles of Association

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